EX-99.B-77D

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

Waddell & Reed Advisors Funds

Supplement dated December 3, 2012 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2012

and as supplemented May 8, 2012 and June 4, 2012

The following replaces the second bullet point of the “Your Account – Choosing a Share Class – Sales Charge Waivers for Certain Transactions” section on page 46 of the Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus:

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Reinvestment once each calendar year of all or part of the proceeds of redemptions of your Class A shares into the same Fund and account from which the shares were redeemed, if the reinvestment is equal to or greater than $200 and is made within 60 calendar days of the Fund’s receipt of your redemption request. Purchases made pursuant to the Automatic Investment Service (AIS), payroll deduction and regularly scheduled contributions made by employers on behalf of their employees are not eligible for purchases at NAV under this policy. Purchases within investment advisory products offered by Waddell & Reed, Inc. are not eligible for purchases at NAV under this policy.

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The following replaces the first and second full paragraphs on page 56 of the “Your Account – Selling Shares” section of the Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus:

You may reinvest, without a sales charge, all or part of the amount of Class A shares of a Fund you redeemed by sending to the applicable Fund the amount you want to reinvest. The reinvested amounts must be equal to or greater than $200, and received by the Fund within 60 calendar days after the date of your redemption, and the reinvestment must be made into the same Fund, account, and class of shares from which it was redeemed. You may do this only once each calendar year with Class A shares of a Fund. This privilege may be eliminated or modified at any time without prior notice to shareholders. Purchases made pursuant to the AIS, payroll deduction and regularly scheduled contributions made by an employer on behalf of its employees are not eligible for purchases at NAV under this policy. Purchases within investment advisory products offered by Waddell & Reed, Inc. are not eligible for purchases at NAV under this policy.

The CDSC, if applicable, will not apply to the proceeds of Class A (as applicable), Class B or Class C shares of a Fund which are redeemed if equal to or greater than $10 and then reinvested in shares of the same class of the Fund within 60 calendar days after such redemption. Waddell & Reed will, with your reinvestment, instruct WISC, the Funds’ transfer agent, to cancel the CDSC attributable to the amount reinvested. For purposes of determining a future CDSC, the reinvestment will be treated as a new investment. You may do this only once each calendar year as to Class A shares of a Fund, once each calendar year as to Class B shares of a Fund and once each calendar year as to Class C shares of a Fund. The reinvestment must be made into the same Fund, account, and class of shares from which it had been redeemed. This privilege may be eliminated or modified at any time without prior notice to shareholders. Purchases made pursuant to the AIS, payroll deduction and regularly scheduled contributions made by an employer on behalf of its employees are not eligible for purchases at NAV under this policy. Purchases within investment advisory products offered by Waddell & Reed, Inc. are not eligible for purchases at NAV under this policy.

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Waddell & Reed Advisors Funds

Supplement dated January 2, 2013 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2012

and as supplemented May 8, 2012, June 4, 2012 and December 3, 2012

The following is added as a bullet point following the last bullet point of the “Your Account – Choosing a Share Class – Sales Charge Waivers for Certain Investors” section on page 46 of the Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus:

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Sales representatives and employees, and their immediate family members (spouse, children, parents, children’s spouses and spouse’s parents), associated with Legend Group Holdings LLC and its subsidiaries.

Waddell & Reed Advisors Funds

Supplement dated January 2, 2013 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated October 31, 2012

and as supplemented December 13, 2012

The following is added as a new paragraph after the second full paragraph of the “Purchase, Redemption and Pricing of Shares – Net Asset Value Purchases of Class A Shares” section on page 90:

Class A shares may be purchased at NAV by sales representatives and employees, and their immediate family members (spouse, children, parents, children’s spouses and spouse’s parents), associated with Legend Group Holdings LLC and its subsidiaries.

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